Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571	November 9, 2016
Shelly Oates, ext. 3202

AmeriGas Partners Reports Fiscal Year 2016 Earnings

VALLEY FORGE, Pa., November 9 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported GAAP net income attributable to AmeriGas Partners for the year ended September 30, 2016 of $207.0 million, compared to net income attributable to AmeriGas Partners of $211.2 million for the year ended September 30, 2015. On an adjusted basis, the Partnership reported net income attributable to AmeriGas Partners of $190.5 million for the year compared with $258.6 million in the prior year. Adjusted net income attributable to AmeriGas Partners excludes the impact of unrealized gains and losses on commodity derivative instruments and losses from the early extinguishments of debt. A reconciliation of adjusted net income to GAAP net income is set forth at the end of this release.

The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) was $543.0 million for the year compared with $619.2 million in the prior year. Retail volumes sold for the year decreased 10% to 1.07 billion gallons from 1.18 billion gallons in the prior year. The decrease in retail gallons sold reflects temperatures that were 15% warmer than normal and 12.5% warmer than the prior year.

Jerry E. Sheridan, president and chief executive officer of AmeriGas, said, "This year was a challenge due to significantly warmer weather than the prior year but our team navigated this challenge well. Our unit margins increased and our operating expenses were contained as we initiated our warm weather plan early in the heating season. We advanced our growth strategy through the completion of six acquisitions during the year and increased the number of National Accounts and Cylinder Exchange locations.

"In addition, we were pleased to have increased our distribution for the 12th consecutive year. Looking forward, we are eager to continue making progress on our growth initiatives as well as deploying our technology across our national footprint to drive operational efficiency and improve the customer experience."

The Partnership announced earnings guidance for fiscal 2017 last month. For the year ending September 30, 2017, it expects to report adjusted EBITDA of $660 million to $700 million, assuming normal weather and excluding mark-to-market gains and losses on commodity derivative instruments. Because we are unable to predict certain potentially material items affecting net income on a GAAP basis, principally mark-to-market gains and losses on commodity derivative instruments, we cannot reconcile 2017 Adjusted EBITDA, a non-GAAP measure, to net income attribute to AmeriGas Partners, L.P., the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules. Adjustments that management can reasonably estimate are provided below.

AmeriGas Partners Reports Fiscal Year 2016 Earnings	Page 2

About AmeriGas
AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from approximately 2,000 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2016 earnings and other current activities at 9:00 AM ET on Thursday, November 10, 2016. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on November 10 through 11:59 PM on November 16. The replay may be accessed at (855) 859-2056, and internationally at 1-404-537-3406, conference ID 13777143.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquisitions and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-05	###	11/9/16

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Propane	$334,412	$357,440	$2,053,160	$2,612,401
Other	59,136	60,796	258,657	272,921
	393,548	418,236	2,311,817	2,885,322
Costs and expenses:
Cost of sales - propane	128,487	138,078	719,842	1,301,167
Cost of sales - other	19,684	22,031	78,857	86,638
Operating and administrative expenses	242,208	225,980	928,786	953,283
Depreciation	35,998	38,750	146,805	152,204
Amortization	10,947	10,611	43,175	42,676
Other operating income, net	(6,173)	(8,267)	(28,252)	(31,355)
	431,151	427,183	1,889,213	2,504,613
Operating (loss) income	(37,603)	(8,947)	422,604	380,709
Loss on extinguishments of debt	(11,803)	—	(48,889)	—
Interest expense	(41,426)	(40,438)	(164,095)	(162,842)
(Loss) income before income taxes	(90,832)	(49,385)	209,620	217,867
Income tax benefit (expense)	3,680	(420)	1,573	(2,898)
Net (loss) income including noncontrolling interest	(87,152)	(49,805)	211,193	214,969
Add net loss (deduct net income) attributable to noncontrolling interest	324	110	(4,209)	(3,758)
Net (loss) income attributable to AmeriGas Partners, L.P.	$(86,828)	$(49,695)	$206,984	$211,211
General partner’s interest in net (loss) income attributable to AmeriGas Partners, L.P.	$9,564	$8,148	$40,227	$32,469
Limited partners’ interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(96,392)	$(57,843)	$166,757	$178,742
Income (loss) per limited partner unit (a)
Basic	$(1.04)	$(0.62)	$1.77	$1.91
Diluted	$(1.04)	$(0.62)	$1.77	$1.91
Average limited partner units outstanding:
Basic	92,962	92,918	92,949	92,910
Diluted	92,962	92,918	93,023	92,977
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	181.8	193.9	1,065.5	1,184.3
Wholesale gallons sold (millions)	9.7	12.3	49.7	54.4
Total margin (b)	$245,377	$258,127	$1,513,118	$1,497,517
Adjusted total margin (c)	$240,969	$257,290	$1,447,039	$1,545,358
EBITDA (c)	$(2,137)	$40,524	$559,486	$571,831
Adjusted EBITDA (c)	$5,302	$39,696	$542,963	$619,189
Adjusted net (loss) income attributable to AmeriGas Partners, L.P. (c)	$(79,389)	$(50,523)	$190,461	$258,569
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$15,829	$14,238	$52,104	$57,815
Growth capital expenditures	$11,392	$9,913	$49,589	$44,194

(a)
Income (loss) per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

(b)	Total margin represents "total revenues" less "cost of sales - propane" and "cost of sales - other".

(c)	The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, adjusted EBITDA

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

and adjusted net income (loss) attributable to AmeriGas Partners, L.P., when evaluating the Partnership’s overall performance. These financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have ("Adjusted EBITDA"), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA, as adjusted to exclude gains and losses on commodity derivative instruments not associated with current-period transactions, to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s EBITDA, as so adjusted, in its disclosure about industry segments as the profitability measure for its domestic propane segment.

Management believes the presentation of other non-GAAP financial measures, comprised of adjusted total margin and adjusted net income (loss) attributable to AmeriGas Partners, L.P., provide useful information to investors to more effectively evaluate the period-over-period results of operations of the Partnership. Management uses these non-GAAP financial measures because they eliminate the impact of (1) gains and losses on commodity derivative instruments that are not associated with current-period transactions and (2) other gains and losses that competitors do not necessarily have to provide insight into the comparison of period-over-period profitability to that of other master limited partnerships.

The following tables include reconciliations of adjusted total margin, EBITDA, adjusted EBITDA and adjusted net income attributable to AmeriGas Partners, L.P. to the most directly comparable financial measure calculated and presented in accordance with GAAP for all the periods presented:

(continued)

(continued)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Adjusted total margin:
Total revenues	$393,548	$418,236	$2,311,817	$2,885,322
Cost of sales - propane	(128,487)	(138,078)	(719,842)	(1,301,167)
Cost of sales - other	(19,684)	(22,031)	(78,857)	(86,638)
Total margin	245,377	258,127	1,513,118	1,497,517
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(4,408)	(837)	(66,079)	47,841
Adjusted total margin	$240,969	$257,290	$1,447,039	$1,545,358

Adjusted net (loss) income attributable to AmeriGas Partners, L.P.:
Net (loss) income attributable to AmeriGas Partners, L.P.	$(86,828)	$(49,695)	$206,984	$211,211
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(4,408)	(837)	(66,079)	47,841
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period transactions	44	9	667	(483)
Loss on extinguishments of debt	11,803	—	48,889	—
Adjusted net (loss) income attributable to AmeriGas Partners, L.P.	$(79,389)	$(50,523)	$190,461	$258,569

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
EBITDA and Adjusted EBITDA:
Net (loss) income attributable to AmeriGas Partners, L.P.	$(86,828)	$(49,695)	$206,984	$211,211
Income tax (benefit) expense	(3,680)	420	(1,573)	2,898
Interest expense	41,426	40,438	164,095	162,842
Depreciation	35,998	38,750	146,805	152,204
Amortization	10,947	10,611	43,175	42,676
EBITDA	(2,137)	40,524	559,486	571,831
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(4,408)	(837)	(66,079)	47,841
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period transactions	44	9	667	(483)
Loss on extinguishments of debt	11,803	—	48,889	—
Adjusted EBITDA	$5,302	$39,696	$542,963	$619,189

(continued)

(continued)

The following table includes a quantification of interest expense, income tax expense, depreciation and amortization included in the calculation of forecasted Adjusted EBITDA guidance range for the fiscal year ending September 30, 2017:

	Forecast Fiscal Year Ending September 30, 2017
	(Low End)	(High End)
Adjusted EBITDA (estimate)	$660,000	$700,000
Interest expense (estimate)	160,000	159,000
Income tax expense (estimate)	3,000	3,000
Depreciation (estimate)	141,000	141,000
Amortization (estimate)	43,000	43,000